Filed Pursuant to Rule 433

Registration No. 333-261901-06

*FULL Px DETAILS* $1.793+ billion Santander (SDART 2022-6) Subprime auto loan

Joint-leads: RBC (str), Amherst, BMO

DE&I Co-managers: Great Pacific Securities, Siebert Williams Shank

– Anticipated Capital Structure –

CLS	AMT($MM)	WAL	M/S	P.WIN	E. FNL	L. FNL	BENCH	SPRD	YLD%	CPN%	$PX

A-1	233.00	0.17	P-1/A-1+ <Retained>
A-2	509.69	0.68	Aaa/AAA	4-14	11/23	05/25	I-CRV	+83	4.413	4.37	99.99813
A-3	404.91	1.65	Aaa/AAA	14-27	12/24	11/26	I-CRV	+95	4.534	4.49	99.99732
B	190.24	2.48	Aaa/AA	27-34	07/25	06/27	I-CRV	+120	4.774	4.72	99.98331
C	221.10	3.16	Aa2/A	34-43	04/26	11/28	I-CRV	+145	5.021	4.96	99.97306
D	234.46	3.96	Baa2/BBB <Retained>

– Transaction Details –
Expected Pricing : PRICED	Offered Amount : 1,325,940,000
Expected Settlement : 09/21/22	Registration : Public / SEC-registered
First Payment Date : 10/17/22	ERISA Eligible : Yes
Expected Ratings : Moody’s / S&P	Pricing Speed : 1.5% ABS to 10% Call
Bloomberg Ticker : SDART 2022-6	RR Compliance : US-Yes; EU-Yes
Bloomberg SSAP : SDART20226	Min Denoms : $1k x $1k
Bill & Deliver : RBC

– Available Materials –

Preliminary Prospectus, FWP and Intex CDI (attached)

Deal Roadshow : https://dealroadshow.com; password “SDART20226”

Intexnet dealname : “RBCSDAR2206”; password “UYAY”

“RBCSDAR2206_LARGE”; password “46AU”

– CUSIPS –

A-2 802918 AB8

A-3 802918 AC6

B 802918 AD4

C 802918 AE2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.